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                                                               EXHIBIT 10(n)(1)




November 25, 1997

Mr. Donald R. Beall
Chairman of the Board of Directors
Rockwell International Corporation
600 Anton Boulevard, Suite 700
Costa Mesa, CA  92628

Dear Don:

This confirms the arrangements which have been agreed upon under which you will act as a consultant to the Corporation for the period beginning upon your retirement from the Corporation on June 30, 1998 and ending September 30, 1999.

It is understood that your responsibilities as a consultant will require you to devote a reasonable portion of your time to this work, but you will not be otherwise restricted in your business activities so long as they do not interfere with your reasonable availability to the Corporation. It is agreed, however, that you will not engage in any activity which presents a conflict of interest in the light of your relationship with the Corporation.

You will be treated as an employee of the Corporation for purposes of payment of compensation, income tax withholding and employment taxes, but as an independent contractor for all other purposes. Without limiting the generality of the foregoing, you shall not by reason of your services to the Corporation under this agreement be eligible for participation in or be entitled to benefits under any employee benefit plans or program sponsored by the Corporation or any of its affiliates.

The Corporation will pay you a fee at the rate of $600,000 per year, payable in monthly installments on the first day of each month during the period of this agreement. The Corporation will also reimburse you for reasonable travel expenses and for out-of-pocket expenditures which you may incur in serving as a consultant to the Corporation.

In order to facilitate your providing the contemplated services you shall also, during the term of this agreement:

* Have available an office as needed at the Corporation's World Headquarters, together with full-time secretarial service

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Donald R. Beall
November 25, 1997
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*    Continue to have the use of the automobile the Corporation presently provides you, including maintenance, insurance and parking at the World Headquarters

* Be authorized to use the Corporation's aircraft for business travel and for travel to attend meetings of the boards of directors of other companies on which you presently serve

* Continue to be eligible for the dental and vision care benefits presently provided you

* Continue to be reimbursed through September 30, 1998 for the membership costs for all the clubs for which you are currently reimbursed and through the full term of this agreement for all those clubs located in California (with the understanding that you will be entitled to purchase the Corporation's equity interest in the Big Canyon Country Club and the Los Angeles Country Club memberships at the end of the term of this agreement).

If this correctly sets forth our understanding, please sign the duplicate original of this letter and return it to me.

Sincerely,

ROCKWELL INTERNATIONAL CORPORATION


/s/ DON H. DAVIS, JR.
-----------------------------------------
    Don H. Davis, Jr.
    President and Chief Executive Officer


ACCEPTED:

/s/ DONALD R. BEALL
------------------------------------------
    Donald R. Beall